EXHIBIT 99.1

Eagle Bancorp, Inc. Announces 20% Increase in Net Income for First Quarter of 2016 Over 2015

BETHESDA, Md., April 20, 2016 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the “Company”) (NASDAQ:EGBN), the parent company of EagleBank, today announced record quarterly net income of $23.3 million for the three months ended March 31, 2016, a 20% increase over the $19.4 million net income for the three months ended March 31, 2015. Net income available to common shareholders for the three months ended March 31, 2016 increased 21% to $23.3 million as compared to $19.2 million for the same period in 2015.

Net income per basic common share for the three months ended March 31, 2016 was $0.70 compared to $0.62 for the same period in 2015, a 13% increase. Net income per diluted common share for the three months ended March 31, 2016 was $0.68 compared to $0.61 for the same period in 2015, an 11% increase.

“We are very pleased to report our twenty-ninth consecutive quarter of record earnings, which continued to exhibit positive trends of balance sheet growth, revenue growth, solid asset quality and improved operating leverage,” noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc.  Mr. Paul added, “in addition to quarterly earnings having increased for each quarter since the fourth quarter of 2008, the Company has demonstrated quarterly earnings growth in the five quarters since completing the merger with Virginia Heritage Bank in the fourth quarter of 2014.”

The Company’s performance in the first quarter of 2016 as compared to 2015 was highlighted by growth in total loans of 16% and in total deposits of 13%; by 11% growth in total assets; by 10% growth in total revenue; by an annualized net charge-off ratio to average loans of 0.09% and by further improvement in operating leverage from an already favorable position. For the first quarter in 2016, the efficiency ratio was 40.80%. Mr. Paul added, “at a time when the net interest margins of banks are being challenged given the continuing low interest rate environment, the Company remains committed to emphasizing favorable cost management measures and strong productivity.” The strong first quarter earnings resulted in an annualized return on average assets (“ROAA”) of 1.54% and an annualized return on average common equity (“ROACE”) of 12.39%.

For the first quarter of 2016, total loans grew 3.2% over December 31, 2015, and averaged 16% higher in the first quarter of 2016 as compared to the first quarter of 2015. For the first quarter of 2016, total deposits increased about 1% over December 31, 2015, and averaged 19% higher for the first quarter of 2016 compared with the first quarter of 2015.

The net interest margin was 4.31% for the first quarter of 2016, ten basis points lower than the first quarter of 2015 and seven basis points lower than the fourth quarter of 2015. Mr. Paul noted, “the continuing low interest rate environment has provided a challenging time for spread earnings. In the current environment, the Company has continued its emphasis on disciplined pricing for both new loans and funding sources, which has resulted in the Company maintaining a superior net interest margin. Despite the contraction in our Net Interest Margin (“NIM”), our focus continues on all of the overall factors that contribute to allow our Earnings Per Share (“EPS”) to continue to grow.”

Total revenue (net interest income plus noninterest income) for the first quarter of 2016 was $68.9 million, or 10% above the $62.5 million of total revenue earned for the first quarter of 2015 and was consistent with the $69.1 million of revenue earned in the fourth quarter of 2015.

The primary driver of the Company’s revenue growth for the first quarter of 2016 as compared to the first quarter in 2015 was its net interest income growth of 14% ($62.6 million versus $54.7 million).  Noninterest income declined by 19% in the first quarter 2016, due substantially to fewer residential loan originations and related gains on the sale of residential mortgage loans. Excluding gains on sales of investment securities and prepayment penalties on early payoffs of Federal Home Loan Banking (“FHLB”) advances in the first quarter of 2015, core noninterest income was $5.7 million in the first quarter of 2016 as compared to $6.8 million for the first quarter of 2015, a decline of 16%.

While the Company’s primary focus continues to be on generating spread or net interest income, management also looks to residential mortgage banking as well as Small Business Administration (“SBA”) loan activity as components of the Company’s ongoing noninterest income growth opportunities. For the first quarter of 2016, gains on the sale of residential mortgage loans was $1.2 million as compared to $3.2 million for the first quarter of 2015, a three month period of substantial refinance activity. Sales of SBA guaranteed loans resulted in $243 thousand of gains on sales for the first quarter of 2016 versus $340 thousand for the same period in 2015.

Asset quality measures remained solid at March 31, 2016. Net charge-offs (annualized) were 0.09% of average loans for the first quarter of 2016, as compared to 0.15% of average loans for the first quarter of 2015. At March 31, 2016, the Company’s nonperforming loans amounted to $21.9 million (0.43% of total loans) as compared to $19.6 million (0.44% of total loans) at March 31, 2015 and $13.2 million (0.26% of total loans) at December 31, 2015. Nonperforming assets amounted to $25.8 million (0.42% of total assets) at March 31, 2016 compared to $31.9 million (0.58% of total assets) at March 31, 2015 and $19.1 million (0.31% of total assets) at December 31, 2015.

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for credit losses, at 1.06% of total loans (excluding loans held for sale) at March 31, 2016, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses was 1.07% at March 31, 2015 and 1.05% of total loans at December 31, 2015.  The allowance for credit losses represented 249% of nonperforming loans at March 31, 2016, as compared to 244% at March 31, 2015 and 398% at December 31, 2015.

“The Company’s focus on productivity remained quite strong in the quarter,” noted Mr. Paul. The efficiency ratio of 40.80% reflects management’s ongoing efforts to maintain superior operating leverage. The annualized level of noninterest expenses as a percentage of average assets has declined to 1.85% in the first quarter of 2016 as compared to 2.13% in the first quarter of 2015. The merger completed in the fourth quarter of 2014 accelerated a trend of improvement in the Company’s operating leverage which continues to occur and which has carried into subsequent quarters. A relatively stable staff, branch rationalization and leveraging of other fixed costs have been the major reasons for improved operating leverage. The Company’s goal is to maximize operating performance without inhibiting growth or negatively impacting our ability to service our customers. Mr. Paul further noted, “We will maintain strict oversight of expenses, while retaining an infrastructure to remain competitive, support our growth initiatives and manage risk.” We continue seeing the efficiencies we expected as a result of a variety of investments in technology, as well as the efficiencies created by the Merger with Virginia Heritage Bank.

Total assets at March 31, 2016 were $6.13 billion, a 12% increase as compared to $5.50 billion at March 31, 2015, and a 1% increase as compared to $6.08 billion at December 31, 2015. Total loans (excluding loans held for sale) were $5.16 billion at March 31, 2016, a 16% increase as compared to $4.44 billion at March 31, 2015, and a 3.2% increase as compared to $5.00 billion at December 31, 2015. Loans held for sale amounted to $45.7 million at March 31, 2016 as compared to $62.8 million at March 31, 2015, a 27% decrease, and $47.5 million at December 31, 2015, a 4% decrease. The investment portfolio totaled $487.6 million at March 31, 2016, a 46% increase from the $333.5 million balance at March 31, 2015. As compared to December 31, 2015, the investment portfolio at March 31, 2016 decreased by $260 thousand or 0.1%.

Total deposits at March 31, 2016 were $5.19 billion compared to deposits of $4.58 billion at March 31, 2015, a 13% increase and $5.16 billion at December 31, 2015, a 0.6% increase. Total borrowed funds (excluding customer repurchase agreements) were $69.0 million at March 31, 2016, $78.1 million at March 31, 2015 and $68.9 million at December 31, 2015. We continue to work on expanding the breadth and depth of our existing relationships while we pursue building new relationships.

Total shareholders’ equity at March 31, 2016 increased 3%, to $762.5 million, compared to $741.5 million at March 31, 2015, and increased 3%, from $738.6 million, at December 31, 2015. The increase in shareholders’ equity at March 31, 2016 compared to the same period in 2015 reflects increased earnings offset by the redemption of all $71.9 million of the preferred stock issued under the Small Business Lending Fund ("SBLF") during the fourth quarter of 2015. The Company’s capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 12.87% at March 31, 2016, as compared to 13.90% at March 31, 2015, and 12.75% at December 31, 2015. In addition, the tangible common equity ratio was 10.86% at March 31, 2016, compared to 10.39% at March 31, 2015 and 10.56% at December 31, 2015.

For the three months ended March 31, 2016, the Company reported an annualized ROAA of 1.54% as compared to 1.49% for the three months ended March 31, 2015. The annualized ROACE for the three months ended March 31, 2016 was 12.39%, as compared to 13.24% for the three months ended March 31, 2015. The lower ROACE during the three months ended March 31, 2016 is due to a higher average capital position.

Net interest income increased 14% for the three months ended March 31, 2016 over the same period in 2015 ($62.6 million versus $54.7 million), resulting from growth in average earning assets of 16%. The net interest margin was 4.31% for the three months ended March 31, 2016, as compared to 4.41% for the three months ended March 31, 2015. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.13% for the first quarter in 2016 has been a significant factor in its overall profitability.

The provision for credit losses was $3.0 million for the three months ended March 31, 2016 as compared to $3.3 million for the three months ended March 31, 2015. The lower provisioning in the first quarter of 2016, as compared to the first quarter of 2015, is due to lower net charge-offs. Net charge-offs of $1.1 million in the first quarter of 2016 represented an annualized 0.09% of average loans, excluding loans held for sale, as compared to $1.6 million, or an annualized 0.15% of average loans, excluding loans held for sale, in the first quarter of 2015. Net charge-offs in the first quarter of 2016 were attributable primarily to commercial ($733 thousand) and investment-commercial real estate ($390 thousand) loans.

Noninterest income for the three months ended March 31, 2016 decreased to $6.3 million from $7.8 million for the three months ended March 31, 2015, a 19% decrease. This decrease was primarily due to a decrease of $2.1 million in gains on the sale of residential mortgage loans due to lower origination and sales volumes and a decrease in gains realized on the sale of investment securities of $1.5 million. Residential mortgage loans closed were $132 million for the first quarter in 2016 versus $285 million for the first quarter of 2015. Net investment gains were $624 thousand for the three months ended March 31, 2016 compared to $2.2 million for the same period in 2015. These decreases were offset by a $1.1 million loss on the early extinguishment of debt recorded in March of 2015 due to the early payoff of FHLB advances and an increase of $905 thousand in other income due primarily to a $573 thousand gain on the sale of one OREO property. Excluding investment securities gains and the loss on early extinguishment of debt, total noninterest income was $5.7 million for the three months ended March 31, 2016, as compared to $6.8 million for the same period in 2015, a 16% decrease.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 40.80% for the first quarter of 2016, as compared to 44.89% for the first quarter of 2015. Noninterest expenses totaled $28.1 million for the three months ended March 31, 2016, as compared to $28.1 million for the three months ended March 31, 2015. Cost increases for salaries and benefits were $413 thousand, due primarily to increased staff, merit increases and employee benefit expense increases. Premises and equipment expenses were $184 thousand lower, due primarily to the closing of one branch office acquired in the merger and the in-process downsizing of two other banking offices. Marketing and advertising expense increased by $89 thousand primarily due to costs associated with digital and print advertising and sponsorships. Data processing expense increased $230 thousand primarily due to increased accounts and transaction volume and to licensing agreements. Higher FDIC expenses were due to higher deposit levels. Other expenses declined primarily due to lower OREO expenses.

The financial information which follows provides more detail on the Company’s financial performance for the three months ended March 31, 2016 as compared to the three months ended March 31, 2015 as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K for the year ended December 31, 2015 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty-one branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its first quarter 2016 financial results on Thursday, April 21, 2016 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 82190545, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through May 5, 2016.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended March 31,
	2016	2015
Income Statements:
Total interest income	$67,807	$59,465
Total interest expense	5,217	4,734
Net interest income	62,590	54,731
Provision for credit losses	3,043	3,310
Net interest income after provision for credit losses	59,547	51,421
Noninterest income (before investment gains and extinguishment of debt)	5,666	6,770
Gain on sale of investment securities	624	2,164
Loss on early extinguishment of debt	-	(1,130)
Total noninterest income	6,290	7,804
Total noninterest expense	28,102	28,073
Income before income tax expense	37,735	31,152
Income tax expense	14,413	11,734
Net income	23,322	19,418
Preferred stock dividends	-	180
Net income available to common shareholders	$23,322	$19,238

Per Share Data:
Earnings per weighted average common share, basic	$0.70	$0.62
Earnings per weighted average common share, diluted	$0.68	$0.61
Weighted average common shares outstanding, basic	33,518,998	31,082,715
Weighted average common shares outstanding, diluted	34,104,237	31,776,323
Actual shares outstanding at period end	33,581,599	33,303,467
Book value per common share at period end	$22.71	$20.11
Tangible book value per common share at period end (1)	$19.48	$16.82

Performance Ratios (annualized):
Return on average assets	1.54%	1.49%
Return on average common equity	12.39%	13.24%
Net interest margin	4.31%	4.41%
Efficiency ratio (2)	40.80%	44.89%

Other Ratios:
Allowance for credit losses to total loans (3)	1.06%	1.07%
Allowance for credit losses to total nonperforming loans	249.03%	244.12%
Nonperforming loans to total loans (3)	0.43%	0.44%
Nonperforming assets to total assets	0.42%	0.58%
Net charge-offs (annualized) to average loans (3)	0.09%	0.15%
Common equity to total assets	12.44%	12.18%
Tier 1 capital (to average assets)	11.01%	12.19%
Total capital (to risk weighted assets)	12.87%	13.90%
Common equity tier 1 capital (to risk weighted assets)	10.83%	10.37%
Tangible common equity ratio (1)	10.86%	10.39%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,060,047	$933,715
Commercial real estate - owner occupied	$569,915	$493,003
Commercial real estate - income producing	$2,138,091	$1,739,483
1-4 Family mortgage	$149,159	$147,871
Construction - commercial and residential	$1,034,689	$862,013
Construction - C&I (owner occupied)	$87,324	$49,558
Home equity	$110,985	$120,543
Other consumer	$5,661	$98,707

Average Balances (in thousands):
Total assets	$6,072,533	$5,270,301
Total earning assets	$5,844,915	$5,039,428
Total loans	$5,070,386	$4,376,248
Total deposits	$5,143,670	$4,330,403
Total borrowings	$139,324	$249,516
Total shareholders’ equity	$756,916	$661,364

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended	Three Months Ended
	March 31, 2016	March 31, 2015
Common shareholders' equity	$762,496	$669,630
Less: Intangible assets	(108,268)	(109,617)
Tangible common equity	$654,228	$560,013

Book value per common share	$22.71	$20.11
Less: Intangible book value per common share	(3.23)	(3.29)
Tangible book value per common share	$19.48	$16.82

Total assets	$6,131,222	$5,499,175
Less: Intangible assets	(108,268)	(109,617)
Tangible assets	$6,022,954	$5,389,558
Tangible common equity ratio	10.86%	10.39%

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(3) Excludes loans held for sale.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	March 31, 2016	December 31, 2015	March 31, 2015
Cash and due from banks	$11,856	$10,270	$9,615
Federal funds sold	14,905	3,791	2,700
Interest bearing deposits with banks and other short-term investments	175,136	284,302	403,346
Investment securities available for sale, at fair value	487,609	487,869	333,531
Federal Reserve and Federal Home Loan Bank stock	17,696	16,903	16,793
Loans held for sale	45,679	47,492	62,758
Loans	5,155,871	4,998,368	4,444,893
Less allowance for credit losses	(54,608)	(52,687)	(47,779)
Loans, net	5,101,263	4,945,681	4,397,114
Premises and equipment, net	17,939	18,254	18,185
Deferred income taxes	41,136	40,311	32,089
Bank owned life insurance	58,974	58,682	56,983
Intangible assets, net	108,268	108,542	109,617
Other real estate owned	3,846	5,852	12,338
Other assets	46,915	47,628	44,106
Total Assets	$6,131,222	$6,075,577	$5,499,175

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$1,474,102	$1,405,067	$1,196,165
Interest bearing transaction	219,646	178,797	178,291
Savings and money market	2,704,249	2,835,325	2,405,435
Time, $100,000 or more	409,698	406,570	412,691
Other time	381,951	332,685	391,783
Total deposits	5,189,646	5,158,444	4,584,365
Customer repurchase agreements	66,963	72,356	58,589
Long-term borrowings	68,958	68,928	78,135
Other liabilities	43,159	37,248	36,556
Total liabilities	5,368,726	5,336,976	4,757,645

Shareholders' Equity

Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding -0- at March 31, 2016 and December 31, 2015, and 56,600 at March 31, 2015; Series C, $1,000 per share liquidation preference, shares issued and outstanding -0- at March 31, 2016 and December 31, 2015, and 15,300 at March 31, 2015	-	-	71,900
Common stock, par value $.01 per share; shares authorized 100,000,000, shares issued and outstanding 33,581,599, 33,467,893 and 33,303,467 respectively	333	331	329
Warrant	946	946	946
Additional paid in capital	505,339	503,529	495,784
Retained earnings	256,925	233,604	169,291
Accumulated other comprehensive (loss) income	(1,047)	191	3,280
Total Shareholders' Equity	762,496	738,601	741,530
Total Liabilities and Shareholders' Equity	$6,131,222	$6,075,577	$5,499,175

Eagle Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
Interest Income	2016	2015
Interest and fees on loans	$64,922	$57,179
Interest and dividends on investment securities	2,588	2,139
Interest on balances with other banks and short-term investments	284	138
Interest on federal funds sold	13	9
Total interest income	67,807	59,465
Interest Expense
Interest on deposits	4,143	3,242
Interest on customer repurchase agreements	37	27
Interest on short-term borrowings	-	54
Interest on long-term borrowings	1,037	1,411
Total interest expense	5,217	4,734
Net Interest Income	62,590	54,731
Provision for Credit Losses	3,043	3,310
Net Interest Income After Provision For Credit Losses	59,547	51,421

Noninterest Income
Service charges on deposits	1,448	1,333
Gain on sale of loans	1,463	3,587
Gain on sale of investment securities	624	2,164
Loss on early extinguishment of debt	-	(1,130)
Increase in the cash surrender value of bank owned life insurance	390	390
Other income	2,365	1,460
Total noninterest income	6,290	7,804
Noninterest Expense
Salaries and employee benefits	16,119	15,706
Premises and equipment expenses	3,826	4,010
Marketing and advertising	774	685
Data processing	2,014	1,784
Legal, accounting and professional fees	1,063	982
FDIC insurance	809	771
Merger expenses	-	111
Other expenses	3,497	4,024
Total noninterest expense	28,102	28,073
Income Before Income Tax Expense	37,735	31,152
Income Tax Expense	14,413	11,734
Net Income	23,322	19,418
Preferred Stock Dividends	-	180
Net Income Available to Common Shareholders	$23,322	$19,238

Earnings Per Common Share
Basic	$0.70	$0.62
Diluted	$0.68	$0.61

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2016			2015
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$236,131	$284	0.48%	$239,313	$138	0.23%
Loans held for sale (1)	29,247	273	3.73%	46,728	431	3.69%
Loans (1) (2)	5,070,386	64,649	5.13%	4,376,248	56,749	5.26%
Investment securities available for sale (2)	498,187	2,588	2.09%	362,345	2,139	2.39%
Federal funds sold	10,964	13	0.48%	14,794	9	0.25%
Total interest earning assets	5,844,915	67,807	4.67%	5,039,428	59,466	4.79%

Total noninterest earning assets	281,535			277,965
Less: allowance for credit losses	53,917			47,092
Total noninterest earning assets	227,618			230,873
TOTAL ASSETS	$6,072,533			$5,270,301

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$189,997	$101	0.21%	$151,933	$50	0.13%
Savings and money market	2,755,028	2,519	0.37%	2,275,985	1,874	0.33%
Time deposits	746,449	1,523	0.82%	739,762	1,318	0.72%
Total interest bearing deposits	3,691,474	4,143	0.45%	3,167,680	3,242	0.42%
Customer repurchase agreements	70,385	37	0.21%	54,231	27	0.20%
Other short-term borrowings	-	-	-	83,389	54	0.26%
Long-term borrowings	68,939	1,037	5.95%	111,896	1,411	5.04%
Total interest bearing liabilities	3,830,798	5,217	0.55%	3,417,196	4,734	0.56%

Noninterest bearing liabilities:
Noninterest bearing demand	1,452,196			1,162,723
Other liabilities	32,623			29,018
Total noninterest bearing liabilities	1,484,819			1,191,741

Shareholders’ equity	756,916			661,364
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,072,533			$5,270,301

Net interest income		$62,590			$54,731
Net interest spread			4.12%			4.23%
Net interest margin			4.31%			4.41%
Cost of funds			0.36%			0.38%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $3.8 million and $2.8 million for the three months ended March 31, 2016 and 2015, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
Income Statements:	2016	2015	2015	2015	2015	2014	2014	2014
Total interest income	$67,807	$67,311	$63,981	$62,423	$59,465	$56,091	$47,886	$44,759
Total interest expense	5,217	4,735	4,896	4,873	4,734	4,275	3,251	2,739
Net interest income	62,590	62,576	59,085	57,550	54,731	51,816	44,635	42,020
Provision for credit losses	3,043	4,595	3,262	3,471	3,310	3,700	2,111	3,134
Net interest income after provision for credit losses	59,547	57,981	55,823	54,079	51,421	48,116	42,524	38,886
Noninterest income (before investment gains & extinguishment of debt)	5,666	6,462	6,039	6,233	6,770	5,298	4,761	3,809
Gain on sale of investment securities	624	30	60	-	2,164	12	-	2
Loss on early extinguishment of debt	-	-	-	-	(1,130)	-	-	-
Total noninterest income	6,290	6,492	6,099	6,233	7,804	5,310	4,761	3,811
Salaries and employee benefits	16,119	15,977	15,383	14,683	15,706	15,703	14,942	13,015
Premises and equipment	3,826	3,970	3,974	4,072	4,010	3,747	3,374	3,107
Marketing and advertising	774	566	762	735	685	578	544	415
Merger expenses	-	2	2	26	111	3,239	885	576
Other expenses	7,383	8,125	7,284	7,082	7,561	6,085	5,398	5,022
Total noninterest expense	28,102	28,640	27,405	26,598	28,073	29,352	25,143	22,135
Income before income tax expense	37,735	35,833	34,517	33,714	31,152	24,074	22,142	20,562
Income tax expense	14,413	13,485	13,054	12,776	11,734	9,347	8,054	7,618
Net income	23,322	22,348	21,463	20,938	19,418	14,727	14,088	12,944
Preferred stock dividends	-	62	180	179	180	180	151	142
Net income available to common shareholders	$23,322	$22,286	$21,283	$20,759	$19,238	$14,547	$13,937	$12,802

Per Share Data:
Earnings per weighted average common share, basic	$0.70	$0.67	$0.64	$0.62	$0.62	$0.51	$0.54	$0.49
Earnings per weighted average common share, diluted	$0.68	$0.65	$0.63	$0.61	$0.61	$0.49	$0.52	$0.48
Weighted average common shares outstanding, basic	33,518,998	33,462,937	33,400,973	33,367,476	31,082,715	28,777,778	26,023,670	25,981,638
Weighted average common shares outstanding, diluted	34,104,237	34,069,786	34,026,412	33,997,989	31,776,323	29,632,685	26,654,186	26,623,784
Actual shares outstanding	33,581,599	33,467,893	33,405,510	33,394,563	33,303,467	30,139,396	26,022,307	25,985,659
Book value per common share at period end	$22.71	$22.07	$21.38	$20.76	$20.11	$18.21	$14.83	$14.25
Tangible book value per common share at period end (1)	$19.48	$18.83	$18.10	$17.46	$16.82	$14.56	$14.71	$14.12

Performance Ratios (annualized):
Return on average assets	1.54%	1.50%	1.47%	1.51%	1.49%	1.21%	1.37%	1.35%
Return on average common equity	12.39%	12.08%	11.95%	12.18%	13.24%	11.67%	14.52%	14.09%
Net interest margin	4.31%	4.38%	4.23%	4.33%	4.41%	4.42%	4.45%	4.48%
Efficiency ratio (2)	40.80%	41.47%	42.04%	41.70%	44.89%	51.38%	50.90%	48.30%

Other Ratios:
Allowance for credit losses to total loans (3)	1.06%	1.05%	1.05%	1.07%	1.07%	1.07%	1.31%	1.33%
Nonperforming loans to total loans (3)	0.43%	0.26%	0.30%	0.33%	0.44%	0.52%	0.86%	0.69%
Allowance for credit losses to total nonperforming loans	249.03%	397.95%	347.82%	328.98%	244.12%	205.30%	152.25%	193.50%
Nonperforming assets to total assets	0.42%	0.31%	0.41%	0.44%	0.58%	0.68%	0.92%	0.80%
Net charge-offs (annualized) to average loans (3)	0.09%	0.18%	0.16%	0.21%	0.15%	0.26%	0.09%	0.20%
Tier 1 capital (to average assets)	11.01%	10.90%	11.93%	12.03%	12.19%	10.69%	10.70%	10.89%
Total capital (to risk weighted assets)	12.87%	12.75%	13.80%	13.75%	13.90%	12.97%	14.48%	12.71%
Common equity tier 1 capital (to risk weighted assets)	10.83%	10.68%	10.44%	10.37%	10.37%	n/a	n/a	n/a
Tangible common equity ratio (1)	10.86%	10.56%	10.46%	10.33%	10.39%	8.54%	9.19%	9.38%

Average Balances (in thousands):
Total assets	$6,072,533	$5,907,023	$5,776,404	$5,562,220	$5,270,301	$4,844,409	$4,070,914	$3,853,441
Total earning assets	$5,844,915	$5,675,048	$5,544,835	$5,332,397	$5,039,428	$4,654,423	$3,977,859	$3,760,720
Total loans	$5,070,386	$4,859,391	$4,636,298	$4,499,871	$4,376,248	$3,993,020	$3,317,731	$3,141,976
Total deposits	$5,143,670	$4,952,282	$4,842,706	$4,655,234	$4,330,403	$4,025,900	$3,470,231	$3,328,380
Total borrowings	$139,324	$168,652	$129,136	$128,733	$249,516	$237,401	$152,249	$98,105
Total shareholders’ equity	$756,916	$757,199	$778,279	$755,541	$661,364	$561,467	$437,370	$421,029

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.

EAGLE BANCORP, INC.
CONTACT:
Michael T. Flynn
301.986.1800